Exhibit 99.1

Lihua International Reports Third Quarter 2012 Financial Results

Third Quarter 2012 Revenue Increased 53.5% to $238.8 Million

Non-GAAP Net Income Increased 30.1% to $16.8 Million

Reiterates 2012 Guidance to Reflect 11-15% and 8-14% Gross Profit and Non-GAAP Net Income Growth Over 2011, Respectively

DANYANG, CHINA — November 09, 2012 — Lihua International, Inc. (NASDAQ: LIWA) (“Lihua” or the “Company”), a leading Chinese developer, designer, and manufacturer of low cost, high quality alternatives to pure copper products, including refined copper products, copper wire and copper clad aluminum (“CCA”) wire, today announced financial results for the third quarter ended September 30, 2012.

Third Quarter 2012 Financial Highlights

•	Sales increased 53.5% year-over-year to $238.8 million.
•	Gross profit increased 29.8% year-over-year to $25.3 million.
•	Net income was $17.2 million, or $0.58 per diluted share, compared with $13.5 million, or $0.45 per diluted share in the third quarter of 2011.
•	Non-GAAP net income[1] was $16.8 million, or $0.56 per diluted share, compared with $12.9 million, or $0.43 per diluted share in the third quarter of 2011.
•	Adjusted EBITDA[2] was $23.6 million, compared with $17.6 million in the third quarter of 2011.
•	Strong balance sheet with $130.5 million in cash and cash equivalents, or $4.37 per diluted share, as of September 30, 2012, compared with $105.6 million, or $3.52 per diluted share, as of December 31, 2011.
•	Cash flow from operations of $7.0 million, compared with cash flow from operations of $8.7 million in the third quarter of 2011.

Third Quarter and Recent Business Highlights

•	As of September 30, 2012, production on the Company's second and third copper anode smelters had reached nearly 4,200 metric tons per month. This is an increase of approximately 50% over approximately 2,800 metric tons in August and is at or near designed capacity of 50,000 metric tons on an annualized basis.

1Lihua defines non-GAAP net income as net income excluding the change in fair value of warrants, gain on extinguishment of warrant liabilities, and other one-time or non-recurring items that are evaluated on an individual basis. Lihua uses non-GAAP net income and other non-GAAP metrics to provide information about its operating trends.

2Adjusted EBITDA is a non-GAAP measurement. Lihua defines Adjusted EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, gain on extinguishment of warrant liabilities, change in fair value of warrants and non-cash share-based compensation expenses.

Lihua International, Inc.

•	Laid foundation for fourth 25,000-ton copper anode smelter, with construction expected to begin in the first half of 2013.
•	Completed build-out of five factories and three warehouses on the Company's 30-acre plant site, with the remainder of the site to be completed in 2013.
•	Completed trial production in third quarter and achieved industry qualification of new CCA cable and wire products in the fourth quarter; planned commercial launch in 2013.

“We are pleased with the growth we achieved in the third quarter, as well as the strategic progress we have made throughout 2012. We are approaching the end of the year with solid momentum and are on track to see even greater strategic and operational growth in the years to come,” said Mr. Jianhua Zhu, Lihua’s founder, chairman and CEO. “Copper anode production is near full capacity while demand for our anode, wire and rod products remains strong and continues to grow, supporting strong financial performance in spite of ASP pressure related to a decline in copper prices.

“Our broader expansion initiatives are proceeding according to plan, as we have completed five new factories and three warehouses on the 30-acre plant site and maintain our expectation that the site will be fully developed, including an additional copper anode smelter, next year. In addition, we are planning to transfer our first copper anode smelter to the anode production facility on the new plant site to optimize anode production efficiency. We recently completed test production of our forthcoming CCA cable and wire product and had it qualified for its intended application. We look forward to the commercial launch of this revolutionary product in the second half of 2013. Demand from the end markets we currently serve and those we plan to serve continues to accelerate, putting Lihua in an ideal position for long-term growth and success. We have a clear vision for the future of the Company, as well as a solid plan and the financial resources necessary to achieve our growth objectives. We are excited about the opportunities that lie ahead and look forward to sharing our accomplishments with the investment community along the way,” concluded Mr. Zhu.

Third Quarter 2012 Financial Results

Sales for the third quarter of 2012 increased 53.5% to $238.8 million, compared with sales of $155.6 million in the third quarter of 2011. The increase in revenue resulted from higher sales across all of our product categories due to increased production volume as a result of strong market demand for the Company’s products; the copper rod smelter production capacity increase was completed in October 2011, along with completing the addition of two copper anode smelters in June 2012. The increased sales volume was partially offset by a decline in copper prices during the third quarter of 2012 relative to the same period last year. Lihua’s CCA and copper wire products, copper anode and copper rod accounted for sales of $101.2 million, $118.2 million and $19.3 million, respectively, in the third quarter of 2012. This compares with CCA and copper wire sales of $77.2 million, and copper anode sales of $78.4 million in the third quarter of 2011. During the third quarter of 2012, the average selling price of Lihua’s products was $7,981 per metric ton, compared with $9,491 per metric ton in the same period last year, reflecting a decrease of 15.9% year-over-year.

Lihua International, Inc.

Gross profit for the third quarter of 2012 was $25.3 million, an increase of 29.8% from gross profit of $19.5 million for the third quarter of 2011. As a percentage of total sales, gross margin declined to 10.6% in the third quarter of 2012 from 12.5% for the same period last year. The decrease was primarily due to the additional production and sales of lower margin products including copper anode, copper rod, and fine copper wire.

Selling, general and administrative ("SG&A") expenses for the third quarter of 2012 were $2.8 million, up 31.3%, compared with $2.1 million in the same period of 2011. The rise in SG&A was related to higher product distribution and insurance costs, higher shipping and handling costs directly related to our increased business volume and scale of operations, as well as our continued investment in new technology and research and development.

The Company recorded no interest expense in the third quarter of 2012, compared with interest expense of $0.04 million in the third quarter of 2011.

For the three months ended September 30, 2012, provision for income tax expense was $5.9 million, compared with $4.4 million for the three months ended September 30, 2011. The effective tax rate for the third quarter of 2012 was 25.4%, compared to 24.6% for the third quarter of 2011.

Net income for the third quarter of 2012 was $17.2 million, or $0.58 per share, based on 29.9 million weighted average diluted shares outstanding, compared with net income of $13.5 million, or $0.45 per share, based on 30.0 million weighted average diluted shares outstanding during the same period in 2011.

Non-GAAP net income for the third quarter of 2012 was $16.8 million, or $0.56 per diluted share, compared with non-GAAP net income of $12.9 million, or $0.43 per diluted share, for the third quarter of 2011. Non-GAAP net income excludes the impact of a gain of $0.45 million and a gain of $0.63 million, related to the change in the fair value of warrants, in the third quarters of 2012 and 2011, respectively.

Adjusted EBITDA for the three months ended September 30, 2012 was $23.6 million, compared with $17.6 million for the same period in the prior year.

Balance Sheet

As of September 30, 2012, Lihua had $130.5 million, or $4.37 per diluted share, in cash and cash equivalents, compared with $105.6 million, or $3.52 per diluted share, as of December 31, 2011. As of September 30, 2012, Lihua had working capital of $195.2 million and no debt.

Outlook

The Company began production on its two new copper anode smelters on June 1, 2012, increasing copper anode capacity to 85,000 tons per year. Additional construction on the Company’s 30-acre plant site is scheduled for completion in 2013. The Company has completed construction of five factory buildings and three warehouse and storage facilities. The remainder of the site, which includes a new R&D center, office space and employee facilities, will be completed in 2013.

Lihua International, Inc.

The Company reiterates its full-year 2012 guidance of gross profit in the range of $84-87 million, and non-GAAP net income in the range of $54-57 million for the full year 2012, representing year-over-year growth of 11-15% and 8-14%, respectively. The Company expects the growth in 2012 will be largely the result of the additional copper anode capacity and continued strong demand in China for recycled copper and copper alternative products in end markets that include household appliances, consumer white goods and infrastructure.

Conference Call and Webcast

Management of Lihua International will host a conference call today, November 9, 2012 at 8:00 a.m. Eastern time to discuss the third quarter 2012 financial results.

Individuals interested in participating in the conference may do so by dialing1-877-941-8418 in the U.S. and Canada, or 1-480-629-9809 internationally.

Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at:

http://www.lihuaintl.com/Investor_Relations/Events_Presentations.html.

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call through November 16, 2012. The audio replay can be accessed by dialing 1-800-406-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID No. 4573779#. Following the live webcast, an online archive will be available for 90 days.

About Non-GAAP Financial Measures

The Company uses non-GAAP net income and other non-GAAP metrics such as Adjusted EBITDA to provide information about its operating trends. Investors are cautioned that non-GAAP net income and Adjusted EBITDA are not measures of liquidity or of financial performance under Generally Accepted Accounting Principles (“GAAP”).

The Company defines non-GAAP net income as net income excluding the change in fair value of warrants and other one-time or non-recurring items that are evaluated on an individual basis. The Company defines Adjusted EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, change in fair value of warrants and non-cash share-based compensation expenses. The non-GAAP net income and Adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Non-GAAP net income and Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings “Non-GAAP Net Income Calculation” and "Adjusted EBITDA Calculation" below.

Lihua International, Inc.

Non-GAAP Net Income Calculation

	For the Three Months Ended September 30,
	2012	2011
Net income	$17,226,638	$13,528,083
Gain on Extinguishment of Warrant Liabilities	-	-
Change in fair value of warrants	(451,000)	(629,000)
Non-GAAP Net Income	$16,775,638	12,899,083

Adjusted EBITDA Calculation

	For the Three Months Ended September 30,
	2012		2011
Net income		$17,226,638	$13,528,083
Depreciation and amortization		1,035,925	294,080
Share-based compensation expense		98,834	112,204
Gain on Extinguishment of Warrant Liabilities	-
Change in fair value of warrants		(451,000)	(629,000)
Interest income		(138,081)	(135,276)
Interest expenses		-	38,694
Provision for income tax		5,858,831	4,418,812
Adjusted EBITDA		$23,631,147	$17,627,597

About Lihua International, Inc.

Lihua, through its two wholly owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design and manufacture lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include CCA and refined copper products. Current product offerings include CCA and pure copper wire, copper rod and copper anode. Except for CCA wire, all other products are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in a wide variety of industries including the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com.

Lihua International, Inc.

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

Contact:

The Piacente Group, Inc.

Investor Relations

Brandi Floberg or Lee Roth

(212) 481-2050

lihua@tpg-ir.com

Lihua International, Inc.

LIHUA INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS EXPRESSED IN US DOLLARS)

	September 30, 2012	December 31, 2011

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$130,485,201	$105,637,627
Accounts receivable, net	42,380,509	31,082,460
Prepayments for raw material purchases	16,896,047	21,882,977
Other receivables, deposits and prepayments	1,050,111	1,882,864
Prepaid land use right – current portion	402,472	405,034
Deferred income tax assets	24,540	200,588
Inventories	22,163,524	15,502,246
Total current assets	213,402,404	176,593,796
OTHER ASSETS
Property, plant and equipment, net	47,086,905	20,565,875
Construction in progress	-	18,794,910
Deposits for plant and equipment	-	3,428,082
Prepaid land use right – long-term portion	18,484,925	18,906,280
Intangible assets	-	170
Total non-current assets	65,571,830	61,695,317
Total assets	$278,974,234	$238,289,113

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$7,185,703	$6,066,261
Other payables and accruals	4,917,883	6,370,833
Income taxes payable	5,893,096	4,607,533
Dividend payable	-	992,846
Warrant liabilities	253,000	615,000
Total current liabilities	18,249,682	18,652,473
Total liabilities	18,249,682	18,652,473

STOCKHOLDERS' EQUITY
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-

Common stock, $0.0001 par value: 75,000,000 shares authorized, 30,084,883 shares issued and 29,820,836 shares outstanding as of September 30, 2012 (December 31, 2011: 30,036,481 shares issued and 29,772,434 shares outstanding)	3,008	3,003
Additional paid-in capital	79,189,141	78,564,128
Treasury stock, at cost, 264,047 shares as of September 30, 2012 and December 31, 2011	(2,126,597)	(2,126,597)
Statutory reserves	13,362,964	10,418,476
Retained earnings	155,573,315	116,369,487
Accumulated other comprehensive income	14,722,721	16,408,143
Total stockholders' equity	260,724,552	219,636,640
Total liabilities and stockholders' equity	$278,974,234	$238,289,113

Lihua International, Inc.

LIHUA INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS

OF INCOME AND COMPREHENSIVE INCOME

(AMOUNTS EXPRESSED IN US DOLLARS)

	For the Three Months Ended September 30,
	2012	2011

NET REVENUE	$238,793,030	$155,570,657
Cost of sales	(213,536,628)	(136,113,727)

GROSS PROFIT	25,256,402	19,456,930

Selling expenses	(741,135)	(633,584)
General and administrative expenses	(2,059,027)	(1,498,306)

Income from operations	22,456,240	17,325,040

Other income (expenses):
Interest income	138,081	135,276
Interest expenses	-	(38,694)
Exchange expenses	40,686)	(104,397)
Gain on extinguishment of warrant liabilities	-	-
Change in fair value of warrants	451,000	629,000
Other income (expense)	(538)	670
Total other income (expenses), net	629,229	621,855
Income before income taxes	23,085,469	17,946,895
Provision for income taxes	(5,858,831)	(4,418,812)
NET INCOME	$17,226,638	$13,528,083
OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	(683,771)	3,648,643

COMPREHENSIVE INCOME	16,542,867	$17,176,726
Net income per share
Basic	$0.58	$0.45
Diluted	$0.58	$0.45
Weighted average number of shares outstanding
Basic	29,820,836	29,768,403
Diluted	29,891,994	29,976,702

Lihua International, Inc.

LIHUA INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS EXPRESSED IN US DOLLARS)

	Nine Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$42,148,316	$40,406,145
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	2,374,465	1,583,729
Share-based compensation	313,309	379,278
Gain on extinguishment of warrant liabilities	(73,291)	(87,255)
Change in fair value of warrants	23,000	(3,183,252)
Deferred income tax benefits	175,444	79,515
(Increase) decrease in assets:
Accounts receivable	(11,538,283)	8,490,664
Bills receivable	-	538,761
Prepayments for raw material purchases	4,866,964	(24,627,478)
Other receivables, deposits and prepayments	823,965	(438,156)
Inventories	(6,784,994)	(2,335,047)
Increase (decrease) in liabilities:
Accounts payable	1,162,203	2,181,287
Other payables and accruals	224,537	(900,961)
Income taxes payable	1,319,696	(659,145)
Net cash provided by operating activities	35,035,331	21,428,085
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(2,357,375)	(795,554)
Addition to construction in progress	(5,942,533)	(13,133,784)
Net cash used in investing activities	(8,299,908)	(13,929,338)
CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of common stock	-	(2,126,597)
Proceeds from exercise of warrants	-	1,898,049
Dividend paid	(992,846)	-
Net cash used in financing activities	(992,846)	(228,548)
Foreign currency translation adjustment	(895,003)	4,075,010
INCREASE IN CASH AND CASH EQUIVALENTS	24,847,574	11,345,209
CASH AND CASH EQUIVALENTS, at the beginning of the period	105,637,627	90,609,340
CASH AND CASH EQUIVALENTS, at the end of the period	$130,485,201	$101,954,549